EXHIBIT 10.3

BRADY CORPORATION
RESTRICTED STOCK UNIT AGREEMENT

Brady Corporation (the “Corporation”) hereby grants to ________________ (“Employee”) a restricted stock unit award (the “Award”) effective_____________, 20__, pursuant to the terms of the Brady Corporation 2023 Omnibus Incentive Plan (the “Plan”). The Corporation’s records shall be the official record of the grant described herein and, in the event of any conflict between this description and the Corporation’s records, the Corporation’s records shall control. Capitalized terms not defined herein shall have the meanings specified in the Plan.

1.Number of Units

This Award applies to X,XXX Shares of the presently authorized Class A Nonvoting Common Stock of the Corporation, $.01 par value (the “Restricted Stock Units”). The Restricted Stock Units granted under this Agreement are units that will be reflected in a book account maintained by the Corporation until they become vested or have been forfeited.

2.Service Vesting Requirement

Subject to Section 3, the Award shall be subject to the following service vesting requirement. If the Employee continues in employment through the vesting dates listed below, the Restricted Stock Units shall be vested as listed in the following table:

Vesting Date	Cumulative Percentage of Vested Restricted Stock Units
First anniversary of grant date	33-1/3%
Second anniversary of grant date	66-2/3%
Third anniversary of grant date	100%

3.Termination of Employment

If the Employee’s employment is terminated for any reason, any unvested Restricted Stock Units shall be governed by Section 12.04 of the Plan.

In the event of a Change in Control, all restrictions imposed on any then-outstanding Restricted Stock Units shall terminate such that any Restricted Stock Units shall become fully vested immediately prior to the Change in Control. No event shall cause the Restricted Stock Units to become unrestricted and fully vested unless such event is a Change in Control.

4.No Dividends

No dividends or dividend equivalents will be paid or accrued on any Restricted Stock Units prior to the issuance of the Shares.

5.Settlement of Restricted Stock Units.

As soon as practicable after Restricted Stock Units become vested, the Company shall deliver to the Employee one Share for each Restricted Stock Unit which becomes vested.

6.Transfer Restrictions

This Award is non-transferable and may not be assigned, pledged or hypothecated and shall not be subject to execution, attachment or similar process. Upon any attempt to effect any such disposition, or upon the levy of any such process, the Award shall immediately become null and void and the Restricted Stock Units shall be forfeited.

7.Withholding Taxes

The Corporation may require, as a condition to the issuance of a stock certificate, that the Employee concurrently pay to the Corporation (either in cash or, at the request of Employee, but subject to such rules and regulations as the Administrator may adopt from time to time, by tendering (either by actual delivery or by attestation) previously acquired Shares) the entire amount or a portion of any taxes which the Corporation is required to withhold by reason of the lapse of stock restrictions, in such amount as the Administrator or the Corporation in its discretion may determine. If and to the extent that withholding of any federal, state or local tax is required in connection with the lapse of the Award restrictions, the Employee may, subject to such rules and regulations as the Corporation may adopt from time to time, elect to have the Corporation hold back from the Shares to be issued upon the lapse of the Award restrictions, Shares, the Fair Market Value of which is to be applied to the Employee’s withholding obligations; provided that the Shares withheld may not have a Fair Market Value exceeding the maximum statutory tax rates in the Employee’s applicable jurisdictions.

8.Death of Employee

If the Restricted Stock Units shall vest upon the death of the Employee, the Shares shall be issued and paid to the estate of the Employee unless the Corporation shall have theretofore received in writing a beneficiary designation, in which event they shall be issued and paid to the designated beneficiary.

9.Confidentiality, Non-Solicitation and Non-Compete

As consideration for the grant of this Award, Employee agrees to, understands and acknowledges the following:

(a)During Employee's employment with the Corporation and its Affiliates (the "Company"), the Company will provide Employee with Confidential Information relating to the Company, its business and clients, the disclosure or misuse of which would cause severe and irreparable harm to the Company. During Employee’s employment with Company, and thereafter, Employee agrees not to use or disclose Company’s Confidential Information except as necessary in executing Employee’s duties for Company. Employee shall keep Confidential Information constituting a trade secret under applicable law confidential for so long as such information constitutes a trade secret (i.e., protection as to trade secrets shall not necessarily expire at the end of the two (2)-year period). Employee agrees that all Confidential Information is and shall remain the sole and absolute property of the Company. Upon the termination of Employee's employment with the Company for any reason, Employee shall immediately return to the Company all documents and materials that contain or constitute Confidential Information, in any form whatsoever, including but not limited to, all copies, abstracts, electronic versions, and summaries thereof. As to any electronically stored copies of Confidential Information, Employee shall contact their supervisor or Company’s General Counsel to discuss the proper method for returning such items. Employee hereby consents and agrees that Company may access any of Employee’s personal computers and other electronic storage devices (including personal phones) and any electronic storage accounts (such as dropbox) so as to allow Company to ascertain the presence of Company’s Confidential Information and how such information has been used by Employee and to remove any such items from such devices and accounts. Employee further agrees that, without the written consent of the Chief Executive Officer of the Corporation or, in the case of the Chief Executive Officer of the Corporation, without the written approval of the Board of Directors of the Corporation, Employee will not disclose, use, copy or duplicate, or otherwise permit the use, disclosure, copying or duplication of any Confidential Information of the Company, other than in connection with the authorized activities conducted in the course of Employee's employment with the Company. Employee agrees to take all reasonable steps and precautions to prevent any unauthorized disclosure, use, copying or duplication of Confidential Information. For purposes of this Agreement, Confidential Information means any and all financial, technical, commercial or other information concerning the business and affairs of the Company that is confidential and proprietary to the Company, including without limitation,

(i)information relating to the Company’s past and existing customers and vendors and development of prospective customers and vendors, including specific customer product requirements, pricing arrangements, payments terms, customer lists and other similar information;

(ii)inventions, designs, methods, discoveries, works of authorship, creations, improvements or ideas developed or otherwise produced, acquired or used by the Company;

(iii)the Company’s proprietary programs, processes or software, consisting of but not limited to, computer programs in source or object code and all related documentation and training materials, including all upgrades, updates, improvements, derivatives and modifications thereof and including programs and documentation in incomplete stages of design or research and development;

(iv)the subject matter of the Company’s patents, design patents, copyrights, trade secrets, trademarks, service marks, trade names, trade dress, manuals, operating instructions, training materials, and other industrial property, including such information in incomplete stages of design or research and development; and

(v)other confidential and proprietary information or documents relating to the Company’s products, business and marketing plans and techniques, sales and distribution networks and any other information or documents which the Company reasonably regards as being confidential.

(vi)Confidential Information does not include information which: (i) is already available to the public without wrongful act or breach by Employee; (ii) becomes available to the public through no fault of Employee; or (iii) is required to be disclosed pursuant to a court order or order of government authority, provided that Employee promptly notifies Company of such request so Company may seek a protective order.

(b)Post-Employment Customer Non-Solicitation Agreement. For one (1) year following Employee’s separation from Company, Employee will not contact—or support others in contacting—customers of Company with whom Employee had business contact during the last two (2) years of Employee’s employment with Company, for the purpose of selling or providing products or services competitive with those offered by Company (“Competitive Products”). “Competitive Products” shall mean products and services competitive with those products and services for which Employee was responsible during the last two (2) years of Employee’s employment with Company.

(c)Post-Employment Non-Solicitation Agreement Based Upon Customer Knowledge. For one (1) year following Employee’s separation from Company, Employee will not contact—or support others in contacting—customers of Company about whom Employee possesses Confidential Information or for whom Employee supervised others in serving during the last two (2) years of Employee’s employment with Company, for the purpose of selling or providing products or services competitive with those offered by Company (“Competitive Products”). “Competitive Products” shall mean products and services competitive with those products and services for which Employee was responsible during the last two (2) years of Employee’s employment with Company.

(d)Post-Employment Non-Compete Agreement. For one (1) year following Employee’s separation from Company, Employee will not, directly or indirectly, within the United States, provide services similar to any of those Employee provided to Company during the last two (2) years of Employee’s employment with Company to a competitor of Company or a person or entity preparing to compete with Company.

(e)Post-Employment Restriction on Working With Competitive Products. For one (1) year following Employee’s separation from Company, Employee will not, work in the development, design, modification, improvement, or creation of products or services competitive with any products or services with which Employee was involved in the development, design, modification, improvement or creation for Company during the last two (2) years of Employee’s employment.

(f)Post-Employment Restriction on Advising Investors. For one (1) year following Employee’s separation from Company, Employee will not, directly or indirectly, advise a private equity firm or other investor regarding buying, investing in, or divesting from Company or any of its competitors.

(g)Post-Employment Restriction on Soliciting Employees. For one (1) year following Employee’s separation from Company, Employee will not solicit or encourage other employees of Company to provide services to a competitor of Company or to otherwise terminate their relationship with Company.

(h)Duty of Loyalty and Related Obligations. Employee acknowledges and agrees that Employee owes Company a duty of loyalty while employed by Company. During Employee’s employment with Company, Employee agrees not to take action that will harm Company, such as, encouraging employees, vendors, suppliers, contractors, or customers to terminate their relationships with Company, usurping a business opportunity from Company, engaging in conduct that would injure Company’s reputation, providing services or assistance to a competitive enterprise, or otherwise competing with Company.

(i)Non-Disparagement and Social Media. Employee agrees not to disparage Company or any of its officers, directors, or employees on social media, on any public platform, or to persons external to Company when such comments have the potential to harm Company (i.e., making disparaging comments about Company to distributors, customers, suppliers, etc.).

(j)Other Business Relationships. Employee agrees, for a one (1)-year period following Employee’s separation from Company, not to encourage or advise any vendors, suppliers, or others possessing a business relationship with Company to terminate that relationship or to otherwise modify that relationship to Company’s detriment.

(k)Employee acknowledges and agrees that compliance with this Section 9 is necessary to protect the Company, and that a breach of any of this Section 9 will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law. In the event of a breach of this Section 9, or any part thereof, the Award will be forfeited and the Company, and its successors and assigns, shall be entitled to injunctive relief and to such other and further relief as is proper under the circumstances. The Company shall institute and prosecute proceedings in any Court of competent jurisdiction either in law or in equity to obtain damages for any such breach of this Section 9, or to enjoin Employee from performing services in breach of Section 9. Employee hereby agrees to submit to the jurisdiction of any Court of competent jurisdiction in any disputes that arise under this Agreement. Notwithstanding the foregoing, nothing in this Section 9 is intended to prohibit Employee from communicating directly with the U.S. Securities and Exchange Commission about any possible violation of federal securities law or making any disclosure protected under the whistleblower provisions of U.S. federal law or regulation.

(l)Employee further agrees that, in the event of a breach of this Section 9, the Corporation may elect to recover all or part of the value of any amounts previously paid or payable or any Shares (or the value of any Shares) delivered or deliverable to Employee pursuant to any Company bonus program, this Agreement, and any other Company plan or arrangement.

(m)Employee agrees that the terms of this Section 9 shall survive the termination of Employee's employment with the Company.

(n)EMPLOYEE HAS READ THIS SECTION 9 AND AGREES THAT THE CONSIDERATION PROVIDED BY THE CORPORATION IS FAIR AND REASONABLE AND FURTHER AGREES THAT GIVEN THE IMPORTANCE TO THE COMPANY OF ITS CONFIDENTIAL AND PROPRIETARY INFORMATION, THE POST-EMPLOYMENT RESTRICTIONS ON EMPLOYEE'S ACTIVITIES ARE LIKEWISE FAIR AND REASONABLE.

10.Clawback

This Award is subject to forfeiture, recovery by the Corporation or other action pursuant to the Brady Corporation Incentive Recoupment Policy, as in effect from time to time.

11.Provisions of Plan Controlling

This Award is subject in all respects to the provisions of the Plan. In the event of any conflict between any provisions of this Award and the provisions of the Plan, the provisions of the Plan shall control, except to the extent the Plan permits the Committee to modify the terms of an Award grant and has done so herein. Terms defined in the Plan where used herein shall have the meanings as so defined. Employee acknowledges receipt of a copy of the Plan.

12.Wisconsin Contract

This Award has been granted in Wisconsin and shall be construed under the laws of Wisconsin without reference to conflict of laws principles thereof. Any legal action or proceeding with respect to this Agreement or the Award, or for recognition and enforcement of any judgment in respect of this Agreement or Award, may only be brought and determined in (i) a court sitting in the State of Wisconsin, and (ii) a “bench” trial, and any party to such action or proceeding shall agree to waive its right to a jury trial.

13.Severability

Wherever possible, each provision of this Award will be interpreted in such manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions hereof. A court of competent jurisdiction is expressly authorized to modify overbroad provisions so as to make them enforceable to the maximum extent permitted by law and is further authorized to strike whole provisions that cannot be so modified.

14.At-Will Employment

Nothing in this Agreement is intended to change Employee’s status as an at-will employee. Employee understands that Employee is an at-will employee and that Employee’s employment can be terminated at any time, with or without notice or cause, by either Employee or Corporation.

15.Notice of Immunity

In accordance with the Defend Trade Secrets Act, Employee is hereby advised that:

An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.

16.Nature of the Award

In accepting the grant of this Award, Employee agrees to, understands and acknowledges the following:

(a)The grant of the Award is discretionary, voluntary and occasional and does not create any contractual or other right to receive any future awards, or benefits in lieu of awards, even if awards have been granted in the past. All decisions with respect to future awards, if any, will be at the sole discretion of the Company and the Committee.

(b)The grant of the Award will not be considered to be an employment contract or part of the Employee’s terms and conditions of employment or the Employee’s salary or compensation and is not intended to replace any pension rights or compensation.

(c)The Award, any shares of Common Stock acquired under the Plan and the income from and value of same, are not part of normal or expected compensation or salary for any purposes, including but not limited to calculating any severance, resignation, termination, redundancy, dismissal end of service payments, bonuses, long-service awards, holiday or vacation pay, pension or retirement or welfare benefits or similar payments.

(d)Unless otherwise agreed with the Company in writing, the Awards and any shares of Common Stock acquired under the Plan, and the income from and value of same, are not granted in consideration for, or in connection with, the service the Employee may provide as an officer or director of a subsidiary.

17.Data Privacy

In accepting the grant of this Award, the Employee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Employee’s personal data as described in this Agreement and any other grant materials by and among, as applicable, the Company for the exclusive purpose of implementing, administering and managing the Employee’s participation in the Plan.

The Employee understands that personal information about the Employee, including, but not limited to, the Employee’s name, home address, email address and telephone number, date of birth, social insurance number, salary, nationality, job title, any shares of Common Stock held in the Company, details of all awards or any other entitlement to shares of Common Stock or equivalent benefits awarded, canceled, exercised, vested, unvested or outstanding in the Employee’s favor (“Data”), may be collected, recorded, held, used and disclosed by the Company and any non-Brady entities engaged by the Company to provide services in connection with this grant (a “Third Party Administrator”), for the exclusive purpose of implementing, administering and managing the Plan. You understand that the Company may transfer such information to Third Party Administrators, regardless of whether such Third Party Administrators are located within your country of residence.

The Employee understands that the Employee may, at any time, view Data, request information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case, without cost, by contacting the Employee’s local human resources representative. Further, the Employee understands that the Employee is providing the consents herein on a purely voluntary basis. If the Employee does not consent, or if the Employee later seeks to revoke the Employee’s consent, the Employee’s employment status or service relationship with the Employer will not be affected; the only consequence of refusing or withdrawing the Employee’s consent is that the Company would not be able to grant Awards to the Employee or administer or maintain such awards. Therefore, the Employee understands that refusing or withdrawing the Employee’s consent may affect the Employee’s ability to participate in the Plan.

18.Electronic Delivery and Acceptance

The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Employee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a Third Party Administrator designated by the Company. Further, the parties hereto shall be entitled to rely on electronic delivery of this Agreement, and delivery by either party of shall be legally effective to create a valid and binding agreement between the parties in accordance with the terms hereof.

IN WITNESS WHEREOF, the Corporation has granted this Award as of the day and year first above written.

BRADY CORPORATION
By: /s/ RUSSELL R. SHALLER
Name: Russell R. Shaller
Its: President and CEO

EMPLOYEE'S ACCEPTANCE

I,_________________, hereby accept the foregoing Award and agree to the terms and conditions thereof, including the restrictions contained in Section 9 of this Agreement.

EMPLOYEE:
Signature: _______________
Print Name: ______________